Exhibit 99.2

Ernst & Young LLP 1 More London Place London SE1 2AF
Tel: 020 7951 2000 Fax: 020 7951 1345 www.ey.com/uk

The Directors

Eaton Corporation

Eaton Center

Cleveland, Ohio 44114-2584

United States

Citigroup Global Markets Limited

Citigroup Centre

33 Canada Square

Canary Wharf

London

E14 5LB

Morgan Stanley & Co. Limited

25 Cabot Square

London

E14 4QA

21 May 2012

EATON CORPORATION’S PROPOSAL TO COOPER INDUSTRIES plc

Dear Sirs

We refer to the statement regarding the estimate of pre-tax operating synergies and global cash management and resultant tax benefits (“the Statement”) made by the directors of Eaton Corporation ( the “Company”) set out in the Rule 2.5 Announcement (the “Document”) dated 21 May 2012. The Statement and the bases of belief (including the sources of information and assumptions) are set out in Section 7 and Appendix I of the Document. This report is required by Rule 19.3(b)(ii) of the Irish Takeover Panel Act 1997, Takeover Rules, 2007 (as amended) (the “Rules”) and is given for the purpose of complying with that rule and for no other purpose.

The Document states that:

Eaton Corporation believes the acquisition of Cooper Industries plc will provide the potential for meaningful synergies over time and that there is a significant opportunity to realize expected pre-tax operating synergies of $375 million and global cash management and resultant tax benefits of $160 million annually by 2016.

Responsibility

It is the responsibility of the directors of the Company (“the Directors”) to prepare the Statement in accordance with the requirements of the Rules.

It is our responsibility and that of Citigroup Global Markets Limited and Morgan Stanley & Co. Limited to form respective opinions, as required by Rule 19.3(b)(ii) of the Rules, as to whether the Statement has been made by the Directors with due care and consideration.

Save for any responsibility that we may have to those persons to whom this report is expressly addressed, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with, this report.

A member firm of Ernst & Young Global Limited

Basis of opinion

We conducted our work in accordance with the Statements of Investment Circular Reporting Standard 1000 (Investment Reporting Standards applicable to all engagements in connection with an investment circular) issued by the Auditing Practices Board in the United Kingdom. We have discussed the Statement together with the relevant bases of belief (including sources of information and assumptions) with the Directors. We have also considered the letter dated 21 May 2012 from Citigroup Global Markets Limited and Morgan Stanley & Co. Limited to the Directors on the same matter. Our work did not involve any independent examination of any of the financial or other information underlying the Statement.

We do not express any opinion as to the achievability of the pre-tax operating synergies and global cash management and resultant tax benefits identified by the Directors.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion the Directors have made the Statement, in the form and context in which it is made, with due care and consideration.

Yours faithfully

/s/ Ernst & Young LLP

Ernst & Young LLP

A member firm of Ernst & Young Global Limited